Exhibit 10.1

Execution Copy

ProKidney, llc
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) dated as of March 13, 2024 is entered into by and between ProKidney, LLC, a Delaware limited liability company, (the "Company") and Deepak Jain (“Executive”).

WHEREAS, Executive and the Company entered into an employment agreement dated as of December 2, 2022, (the “Employment Agreement”) pursuant to which Executive served as Chief Operating Officer of ProKidney Corp., its affiliates and each of their respective direct and indirect subsidiaries (collectively with ProKidney Corp., the “Company Group”).

WHEREAS, Executive’s employment with the Company terminated effective as of the close of business on November 28 2023 (the “Separation Date”).

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein set forth, the legal sufficiency of which is hereby acknowledged, intending to be legally bound, the Company and Executive agree as follows:

1.
Separation of Employment. Executive’s employment with the Company terminated as of the close of business on the Separation Date. The Company will pay Executive when otherwise due all accrued but unpaid base salary and bonus through the Separation Date and all accrued and unused vacation days. The Company will also reimburse business expenses incurred on or prior to the Separation Date in accordance with the Company’s policies.
2.
Payments and Benefits. In consideration of Executive’s promises, releases and waivers set forth in this Agreement, including, but not limited to the releases in Section 7 below, and provided Executive does not thereafter revoke this Agreement, the Company shall provide the following benefits to Executive:
(a) The Company shall pay to Executive severance pay equal to $495,000.00, an amount equal to twelve (12) months of Executive’s current annualized base salary (the “Severance Pay.”). The Company will pay a lump sum equal to the base salary that Executive would have received from the Separation Date through the next regular payroll date following the date this Agreement becomes effective pursuant to Section 11(g) (the “Effective Date”) and thereafter continue to pay Executive the remainder of the Separation Pay as continued salary in accordance with the Company’s regular payroll schedule (the “Severance Period”), in each case less applicable taxes and withholdings.
(b) Executive will be eligible to receive a bonus of up to 45% of his Base Salary, less applicable taxes and withholdings, in respect of calendar year 2023. The amount of the Bonus will be determined by the Compensation Committee of the ProKidney Corp. Board of Directors based on the achievement of the 2023 annual bonus scorecard established by the Compensation Committee for 2023, provided that the Compensation Committee will not apply any adverse discretion to reduce the annual bonus earned based on the Company’s achievement against the scorecard. The bonus, if any, will be paid to Executive on the first payroll date following the Effective Date.

(c) Subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act, or comparable state law, as applicable (“COBRA”) and the eligibility requirements and other terms and conditions of such insurance coverage, the Company shall pay on Executive’s behalf 100% of the premium costs due to continue coverage of Executive through either COBRA or Medicare (and of Executive’s dependents if they have such coverage as of the Separation Date) during the COBRA/Medicare Reimbursement Period (as defined below) (the “COBRA/Medicare Reimbursement”). The “COBRA/Medicare Reimbursement Period” shall begin on December 1, 2023 and end upon the earliest of: (A) November 30, 2024; (B) the date Executive is no longer eligible to receive COBRA coverage; and (C) the date on which Executive otherwise becomes eligible to receive health insurance coverage from another employer. Executive agrees to notify the Company within five (5) calendar days of becoming eligible to receive health insurance coverage from another employer. Executive agrees that if Executive does not timely elect COBRA coverage with the Company’s COBRA vendor, Executive will have voluntarily waived his entitlement to receive COBRA/Medicare Reimbursement hereunder. Following the expiration of the COBRA/Medicare Reimbursement Period, Executive may elect to continue COBRA coverage for the remainder of the COBRA eligibility period as defined by law, if any, at Executive’s own expense. In no event will the Company be obligated to pay any portion of Executive’s COBRA or Medicare coverage premiums for a period beyond the COBRA/Medicare Reimbursement Period.
(d) The Company will reimburse Executive for legal fees incurred in the negotiation of this Agreement, subject to a cap of $20,000.00. Executive agrees to provide an invoice setting forth all legal expenses within thirty (30) days of the Effective Date of this Agreement, and the Company agrees to provide reimbursement of those legal expenses within fourteen (14) days of receipt of Executive’s invoice for same.
3.
Equity Awards. Appendix A sets forth the equity awards Executive holds from the Company, the type of award, the grant date, the number of shares subject to the award, and the current number of shares vested as of the Separation Date. In accordance with the terms of Executive’s Class B Profit Units Award Agreements, the Company’s 2022 Incentive Equity Plan (the “Plan”) and Executive’s option award agreement(s), all Class B ordinary shares and all stock options covering Class A ordinary shares awarded to Executive, including 503,843 Class B-1 Profits Units issued pursuant to a Class B Profit Units Award Agreement dated January 17, 2022, the options covering 929,507 Class A ordinary shares pursuant to the Stock Option Award Agreement granted October 20, 2022 and the options covering 585,000 Class A ordinary shares pursuant to the Stock Option Award Agreement granted January 16, 2023 (collectively, the “Outstanding Equity Awards”), that remain unvested as of the Separation Date will cease to vest and will be forfeited on the Separation Date. Executive will have time to exercise vested options following the Separation Date to the extent permitted under the terms of the Plan and the applicable option award agreement, provided, however, that if Executive enters into this Agreement, Executive will have ninety (90) days to exercise any vested options following the Effective Date. Executive is eligible to convert up to 783,969 vested Class B ordinary shares to Class A ordinary shares pursuant to and in conformity with the Company’s Profits Interest Exchange Process (a copy of which has been provided to Executive) by notice to the manager of ProKidney Management Equity, LLC. The remaining 406,087 vested Class B ordinary shares will remain subject to lockup pursuant to the terms of the Lockup Agreement to which Executive is a party until the earlier of (i) July 11, 2026 and (ii) the date that the Company shall have received a notice of any pending regulatory market authorization.
4.
Cooperation. At the request of the Company, Executive agrees to cooperate to the fullest extent possible with respect to matters involving any member of the Company Group about which Executive has or may have knowledge arising from his employment with the Company; provided such cooperation shall not unreasonably interfere with any obligations Executive may have to his current employer at the time. The Company will reimburse Executive for any reasonable, properly documented out-of-pocket expenses, including Executive’s travel expenses and attorneys’ fees that Executive actually incurs in connection with such cooperation.
5.
No Disparagement.
(a)
Executive shall not make, or cause to be made, any statement, observation opinion, or communicate any information (whether oral or written) which would or could materially disparage the reputation or business of the Company, any member of the Company Group or their respective directors, officers, agents, employees or representatives. “Disparaging” remarks, comments, or statements are those that, directly or indirectly, impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged. Executive shall not, either directly or indirectly, act as a source (attributable or otherwise) or engage in any dialogue with any media, and shall not publish or post any statements, information, or communications about the Company, its affiliates, or their respective directors, officers, agents, employees, or representatives to the extent permitted by law.
(b)
The Company shall cause the current members of the ProKidney Corp. Board of Directors and the members of the ProKidney Corp. Executive Team to not make, or cause to be made, any statement, observation, opinion, or communicate any information (whether oral or written) which would or could materially disparage the reputation or business of Executive. None of the foregoing individuals shall, either directly or indirectly, act as a source (attributable or otherwise) or engage in any dialogue with any media, and shall not publish or post any statements, information, or communications about Executive, his employment with the Company or the circumstances leading to his separation from the Company to the extent permitted by law.
(c)
Notwithstanding the foregoing, this Section 5 does not prohibit Executive, the Company, members of the Company Group or any of the Company’s directors or executives named in Section 5(b) from cooperating or testifying truthfully in any government inquiry or in which Executive, the Company, members of the Company Group or any of the director or executives named in Section 5(b) is required to testify pursuant to subpoena or other valid legal process.
6.
Continuing Obligations.
(a)
Executive remains subject to and will comply with the post-employment restrictions set forth in Sections 6, 7, 8, 9 and 10 of the Employment Agreement between Executive and Twin City Bio, LLC dated September 17, 2019 (the “Twin City Agreement”) (as preserved and limited by Section 2 of the Employment Agreement) or other covenants to which he is subject under any agreement with the Company or any member of the Company Group, all of which survive the execution of this Agreement (the “Restrictions Agreements”). The Restrictions Agreements are incorporated by reference herein. For the avoidance of doubt, the post-employment restrictions set forth in the Restrictions Agreements run for twelve (12) months from Executive’s Separation Date.
(b)
Executive covenants and agrees that as of the Effective Date of this Agreement, he has complied with his obligations under Section 10 of each of the Twin City Agreement to return all documents, files and other materials (including all electronically stored information) of the Covered Entities (as that term is defined in the Twin City Agreement), including all documents, files and other materials constituting or reflecting Confidential Information (as defined in the Twin City Agreement), which Executive received or prepared in connection with his employment with the Company, its predecessors and their respective affiliates. Executive promises not to intentionally retain any copies, duplicates, reproductions or excerpts thereof. Such obligation extends to all materials contained in or constituting computer files, documents, notes, records, telephones, computers, digital storage devices (including thumb drives and external storage devices) and all other Covered Entities' property.
(c)
Executive agrees and affirms that any and all contributions to Developments (as that term is defined in the Twin City Agreement) made by Executive in the course of his employment with the Company, its predecessors and their respective affiliates (whether such contributions were made "on-duty" or "off-duty") are owned by the Company. Executive confirms that he has assigned, hereby assigns, and agrees to assign, to the Company or its affiliate, without the payment of additional compensation, the entire right, title, and interest (including, without limitation, intellectual property rights) for the entire world in and to all Developments. Without additional compensation, Executive hereby covenants to sign, execute and acknowledge or cause to be signed, executed, and acknowledged, any and all documents (including without limitation the documents assigning certain patent rights to the Company and its affiliates provided to Executive with this Agreement for signature) and shall provide such reasonable time, assistance, and information as may be necessary or useful for the Company for the purpose of (i) securing to the Company or its nominees, patent, trademark, or copyright protection throughout the world upon all such Developments, including by cooperating with the Company to file international patent applications naming Executive as an inventor or applicant and execution all such documentation as may be necessary to file and prosecute such international patent applications, (ii) enforcing the Company's intellectual property rights in all such Developments and (iii) defending against claims of infringement, misappropriation, or dilution brought by third parties which relates to contributions made by Executive during his employment relationship, provided that the Company will cooperate with Executive to make efficient use of all such time, assistance and information provided by Executive. No rights or licenses in or to any Developments or intellectual property rights of the Company, express or implied are granted to Executive.
7.
Release. Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, trusts for his benefit and all other persons claiming through Executive, if any (collectively, "Releasers"), does hereby release, waive, and forever discharge, the Company, ProKidney Corp. and each of their respective subsidiaries, parents, affiliates, related organizations, and equity holders, and each of the foregoing entities’ respective affiliates (including trustees and beneficiaries of trusts that are direct and indirect equity holders), employees, officers, directors, attorneys, successors, and assigns or each of the foregoing (collectively, the "Releasees") from, and does fully waive any obligations or liabilities of Releasees to Releasers of any kind and nature that Releasers had, have, or might claim to have against Releasees at the time Executive executes this Agreement for or in respect of any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses, including without limitation, any action arising out of or related to Executive’s employment with the Company or any member of the Company Group or the termination of Executive’s employment with the Company or any member of the Company Group, and claims arising out of or related to the Employment Agreement, any claim arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims arising under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the Equal Pay Act, Employee Retirement Income Security Act, Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive's employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain workforce reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this Agreement.
8.
Exclusions. Notwithstanding the general release set forth in Section 7, Executive does not waive or release: (a) any claims or rights for indemnification under the organizational documents of the Company or any member of the Company Group, any other agreement providing for indemnification, regardless of when any claim is filed, (b) any claims or rights under directors and officers liability insurance, (c) any claims or rights accruing to any Releaser in his or its capacity as an equity holder of ProKidney Corp. or any member of the Company Group, (d) any claims that cannot be released as a matter of law, or (e) his right to enforce this Agreement. In addition, Executive may: (i) file a charge with, or participate in or assist with an investigation or proceeding conducted by, any governmental, regulatory and/or administrative entity or agency (including any state or federal healthcare agencies, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and/or OSHA); (ii) file and, including as provided for under Section 21F of the Securities Exchange Act of 1934 (and Regulation 21F thereunder), maintain the confidentiality of, a claim with a governmental, regulatory and/or administrative entity or agency that is responsible for enforcing a law; or (iii) provide truthful information to a governmental, regulatory and/or administrative entity or agency, law enforcement, or court, in response to compulsory legal process or as otherwise required by law or legal process or as permitted by Section 21F of the Securities Exchange Act of 1934 (or Regulation 21F thereunder); provided, however, Executive hereby waives the right to recover any personal damages or other personal relief based on any claim, cause of action, demand, lawsuit or similar that is waived pursuant to this Agreement and brought by Executive or on his behalf by any third party, including as a member of any class or collective action, except that Executive does not waive any right to receive and fully retain any monetary award from a government-administered whistleblower award program for providing information to a government agency, including but not limited to damages or relief that may be available to Executive pursuant to such a program under the Securities Exchange Act of 1934.
9.
Covenant Not to Sue. Executive represents and warrants that as of the Effective Date, he has not filed before any court or governmental, regulatory, or administrative agency any claim covered by the above waiver and release language. Executive further agrees never to sue any of the Releasees in any forum for any claim covered by the above waiver and release language, provided however, that this provision will not apply if Executive files a lawsuit challenging the validity of this Agreement under any federal, state or local statute, regulation or law, including without limitation, the federal Older Workers’ Benefit Protection Act. Executive represents and warrants that he has not assigned or transferred, in any manner, including by subrogation or operation of law, any portion of any claim, action, complaint, charge, or suit encompassed by the releases set forth in this Agreement.
10.
Company Representation. As of the Effective Date of this Agreement, the Company represents and warrants that it is not aware of any facts or circumstances on which the Company or any of the Releasees could predicate a claim in its or their favor against Executive.
11.
Breach. If Executive breaches or threatens to breach any of Executive’s promises in Sections 4, 5, 6, 7 and 9 of this Agreement, Executive agrees that the Company shall be entitled to appropriate injunctive relief and that Executive: (i) will forfeit all right to future benefits under this Agreement and will immediately forfeit all shares subject to the Outstanding Equity Awards, whether or not vested, (ii) must repay all amounts previously received pursuant to Section 2(a) of this Agreement, provided that Executive will be permitted to retain $1,000 of the continued salary paid to him under Section 2(a); and (iii) must pay the Company for the reasonable attorneys’ fees and all other costs incurred by it as a result of Executive’s breach. However, this provision will not apply and the Executive will not forfeit or be required to repay any amounts, or to pay the Company’s attorneys’ fees and costs if Executive files a lawsuit challenging the validity of this Agreement under any federal, state or local statute, regulation or law, including without limitation, the federal Older Workers’ Benefit Protection Act.
12.
Representations. Executive acknowledges and makes the following representations:
(a)
Executive has executed this Agreement knowingly and voluntarily.
(b)
Executive has read and understands this Agreement in its entirety.
(c)
Executive has been advised and directed orally and in writing (and this subsection (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this Agreement before executing it.
(d)
Executive understands that by signing this Agreement, he is surrendering certain rights, including any rights he may have to assert a discrimination claim based on his age under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.

(e)
Executive's execution of this Agreement has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this Agreement.
(f)
Executive has been given at least twenty-one (21) days to consider this Agreement, and if executed prior to the expiration of the twenty-one (21) day period, such execution is knowing and voluntary.
(g)
Once Executive has signed this Agreement, Executive has seven additional calendar days from the date of execution to revoke consent to this Agreement. Any such revocation must be made in writing and delivered to the Board of Directors of ProKidney Corp., with a copy received at 2000 Frontis Plaza Blvd., Ste. 250 Winston-Salem, NC 27103, Attention: Todd Girolamo, so as to be received by the Company prior to the eighth calendar day following Executive’s execution of this Agreement. If no such revocation occurs, this Agreement will become effective on the eighth calendar day following Executive’s execution of this Agreement, which date will be the Effective Date. In the event that Executive revokes consent, this Agreement will be null and void and Executive will not be entitled to any of the benefits or promises in this Agreement.
(h)
The additional benefits and other promises that Executive is to receive under this Agreement are sufficient consideration for this Agreement.
13.
Governing Law. This Agreement shall be governed by the internal laws (and not the choice of laws) of the State of North Carolina, except for the application of pre-emptive Federal law.
14.
Disputes. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the North Carolina state courts of general jurisdiction or the Federal courts located in the Western District of North Carolina and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. The parties hereby agree that process in any such suit, action, or proceeding may be served on either party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.
Entire Agreement. This Agreement along with the Restrictions Agreements collectively set forth the entire agreement between the parties hereto, and fully supersedes all prior agreements, representations, discussions, understandings and obligations, either oral or written, between the Company and Executive with respect to the subject matter hereof. Executive acknowledges that Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement, except as set forth in this Agreement. This Agreement may not be changed or modified except by an agreement in writing signed by Executive and an authorized representative of the Company.
16.
Counterparts. This Agreement may be executed in one or more counterparts, which together constitute one and the same agreement. Signatures may be exchanged by facsimile, PDF or other electronic means.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have executed this Agreement on the dates set forth below.

PROKIDNEY, LLC

By: /s/ Bruce Culleton, M.D. Date: March 13, 2024
 Bruce Culleton, M.D.
Chief Executive Officer

Agreed to and Accepted:

/s/ Deepak Jain Date: March 13, 2024
Deepak Jain